Filed Pursuant to Rule 433

Registration No. 333-182440

TERM SHEET

Dated March 2, 2015

$500,000,000

3.750% Senior Notes due 2025

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated March 2, 2015 and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Discover Financial Services

Security:	3.750% Senior Notes due 2025

Ratings (Moody’s / S&P / Fitch):*	Ba1 (stable)/BBB- (positive)/BBB+ (stable)

Currency:	USD

Size:	$500,000,000

Maturity:	March 4, 2025

Coupon:	3.750%

Payment Frequency:	Semi-Annually

Day Count Convention:	30/360

Benchmark Treasury:	2.000% UST due February 15, 2025

Benchmark Treasury Price and Yield:	99-13+; 2.064%

Spread to Benchmark Treasury:	T +170 bps

Yield to Maturity:	3.764%

Price to Public:	99.884% of face amount

Interest Payment Dates:	March 4 and September 4 of each year, commencing September 4, 2015

Trade Date:	March 2, 2015

Settlement Date:	March 4, 2015 (T+2)

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	254709AL2/US254709AL28

Optional Redemption:	Redeemable by the issuer at any time on or after December 4, 2024 (three months prior to the maturity date) at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, as described in the preliminary prospectus supplement.

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.

Co-Managers:	Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Junior Co-Manager:	The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Discover Financial Services has filed a registration statement (including a prospectus dated as of June 29, 2012) and a preliminary prospectus supplement dated as of March 2, 2015 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Discover Financial Services has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained from (i) Barclays Capital Inc. by calling toll-free at 888-603-5847 or by emailing Barclaysprospectus@broadridge.com; (ii) Credit Suisse Securities (USA) LLC. by calling toll-free at 1-800-221-1037; and (iii) Deutsche Bank Securities Inc. by calling toll-free at 1-800-503-4611 or by emailing prospectus.cpdg@db.com.